Exhibit 4.5

                     ART ADVANCED RESEARCH TECHNOLOGIES INC.

                                     - and -

                            GENERAL ELECTRIC COMPANY

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                     SOFTSCAN COMMERCIAL ALLIANCE AGREEMENT

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                              October ______, 2002

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                     SOFTSCAN commercial alliance AGREEMENT

THIS AGREEMENT is made as of October _______, 2002.

BETWEEN:

            ART ADVANCED RESEARCH TECHNOLOGIES INC., a Canadian corporation having a principal place of business at 2300 Alfred-Nobel Blvd., Saint-Laurent, Quebec, H4S 2A4, Canada ("ART")

                                     - and -

            GENERAL ELECTRIC COMPANY ("GE"), a New York corporation (acting primarily through its GE Medical Systems ("GEMS") division) having an office and place of business at 3000 North Grandview Boulevard, Waukesha WI, 53188 (both collectively referred to herein as "GE")

RECITALS:

A. ART carries on the business of developing and producing optical imaging products and optical diagnostic and screening technologies, including the ART SoftScan Product;

B. GE carries on the business of, among other things, developing, marketing, manufacturing and selling medical technology and products;

C. The Parties both desire to enter into this Agreement to govern their relationship with respect to the development, marketing, manufacturing, sales, distribution and customer service of the ART SoftScan Product;

NOW THEREFORE in consideration of the premises and of the mutual covenants and conditions hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby covenant and agree as contained in this Agreement (the receipt and adequacy of which consideration with respect to each of the Parties is hereby mutually admitted), as follows:

                                   ARTICLE 1
                  DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1   Recitals Correct

The parties hereby acknowledge and declare that the foregoing recitals are true and correct in substance and in fact.


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1.2   Definitions

Wherever used in this Agreement, unless there is something in the subject matter or context inconsistent therewith, and unless otherwise defined herein, the following terms shall have the following meanings:

      "Affiliate(s)" means any corporation or other entity or acquired business which controls, is controlled by or is under common control with a Party to this Agreement. A corporation or other entity, as applicable, shall be regarded as in control of another corporation or other entity if it owns or directly or indirectly controls at least fifty percent (50%) of the voting stock of the other corporation or ownership of the maximum amount permitted under local laws or regulations in those countries where fifty percent (50%) ownership by a foreign entity is not permitted (i) in the absence of the ownership of at least fifty percent (50%) of the voting stock of a corporation or (ii) in the case of a non-corporate entity, if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation or non-corporate entity, as applicable;

      "Agreement" means this agreement entitled "SoftScan Commercial Alliance Agreement";

      "ART" has the meaning given to such term in the Preamble of this Agreement;

      "ART Background Technology" means any and all Technology, excluding ART SoftScan Technology, which: (i) is related to and useful for the Program Purpose; (ii) may be provided by ART to GE for the Program Purpose; and
      (iii) is owned by or licensed to ART;

      "ART SoftScan Intellectual Property Rights" means Intellectual Property Rights, owned by or licensed to ART relating exclusively to the ART SoftScan Product, including the ART SoftScan Trade-marks. ART SoftScan Intellectual Property Rights shall include the ART SoftScan Intellectual Property Rights licensed to ART under any license agreements [CONFIDENTIAL] patent rights for its inventions related to time domain technology, and for use only with time domain based devices, all coupling and other adjunct devices and consumables including those listed patents listed in Schedule "A" to [CONFIDENTIAL];

      "ART SoftScan Product" means ART's optical imaging device which uses time domain based technology to detect and diagnose cancerous lesions or any other biological abnormalities of the human body;

      "ART SoftScan Technical Information" means all Technical Information owned by or licensed to ART relating exclusively to the ART SoftScan Product. ART SoftScan Technical Information shall include the ART SoftScan Technical Information licensed to ART under any license agreements including certain technology [CONFIDENTIAL];

      "ART SoftScan Technology" means all ART SoftScan Intellectual Property Rights and the ART SoftScan Technical Information, but excluding ART Background Technology;


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      "Art SoftScan Trade-marks" means the trade-marks, trade-names, brands, trade dress, business names, uniform resource locators, domain names, tag lines, designs, graphics, logos and other commercial symbols and indicia of origin whether registered or not and any goodwill associated therewith owned by ART relating exclusively to the ART SoftScan Product;

      "Business Day" means any day of the year, other than a Saturday, Sunday or any day on which the banks are required or authorised to close in Montreal, Quebec or in the United States of America;

      "Change in Control" means: (i) consolidation or merger of a Party with or into any entity (other than a consolidation or merger with or into an Affiliate); (ii) the sale, transfer or other disposition of all or substantially all of a Party's assets in a single transaction or a series of related transactions (other than to an Affiliate); and (iii) the acquisition by any entity, or group of entities acting in concert (other than an entity or group of entities that is an Affiliate or Affiliates), of beneficial ownership of fifty percent (50%) or more (or such lesser amount that constitutes control) of the outstanding voting securities or other voting equity interests of such Party in a single transaction or a series of related transactions;

      "Claims" has the meaning given to such term in Section 14.1 of this Agreement;

      "Clinical Phase" has the meaning given to such term in Section 4.1 of this Agreement;

      "Commercial Viability" and "Commercially Viable" mean that the net revenue generated for each Party from the sale of the ART SoftScan Product, as calculated on an annual basis, is sufficient to provide each Party with a profit margin (after taking into consideration all appropriate associated costs) favorably comparable to the average profit margin (after taking into consideration all appropriate associated costs) of the other products of such Party's product portfolio.

      "Confidential Information" means confidential information which may be modified, amended or improved from time to time, whether in oral, written, graphic, machine readable or physical form, provided that tangible confidential information is labelled as "Confidential" or "Proprietary" and that confidential information disclosed orally is summarized in monthly Progress Reports. Confidential Information shall not include the following:

            (a) information which is in the public domain at the time of the Receiving Party's receipt from the Disclosing Party;

            (b) information which, after the Receiving Party's (as defined below) receipt from the Disclosing Party (as defined below) becomes part of the public domain through no act or fault of the Receiving Party;

            (c) information which the Receiving Party can show was lawfully in its possession prior to the receipt from the Disclosing Party evidenced by appropriate documentation;


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            (d)   information which at the time it was received in good faith by the Receiving Party from an independent Person was lawfully in possession of such Person and under no obligation of secrecy;

            (e) information which is released from the provisions of this Agreement by the written authorisation of the Parties;

            (f) information that was independently developed by employees or agents of the Receiving Party without the benefit of Confidential Information provided by the Disclosing Party;

            (g) information that is published incident to patent application prosecution; and

            (h) information which is disclosed by National Broadcasting Company or any of its Affiliates in the ordinary course of their business as a broadcaster, provided that such disclosure does not result from a breach by the Receiving Party of its obligations under this Agreement.

      Notwithstanding the aforementioned definition of Confidential Information, any and all information received by the ART Program Manager pursuant to this Agreement is deemed to be Confidential Information, unless otherwise marked by GE as "Non-Confidential";

      "Confidentiality Agreement" means the confidentiality agreement between the Parties dated [CONFIDENTIAL];

      "Disclosing Party" has the meaning given to such term in Section 11.2 of this Agreement;

      "Dispute" has the meaning given to such term in Section 5.3 of this Agreement;

      "Effective Date" has the meaning given to such term in Section 3.3 of this Agreement;

      "Escalation Notice" has the meaning given to such term in Section 5.3 of this Agreement;

      "Full Production Phase" has the meaning given to such term in Section 4.1 of this Agreement;

      "GE" has the meaning given to such term in the Preamble of this Agreement;

      "GE Facility" means GE's production and manufacturing plants wherever situated;

      "GEMS" has the meaning given to such term in the Preamble of this Agreement;

      "GE Trade-marks" means the trade-marks, trade-names, brands, trade dress, business names, uniform resource locators, domain names, tag lines, designs, graphics, logos and


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      other commercial symbols and indicia of origin whether registered or not and any goodwill associated therewith owned by GE and its Affiliates;

      "GST" means all goods and services taxes, sales taxes levied by the Federal government of Canada, value added taxes or multi-stage taxes and all provincial sales taxes integrated with such federal taxes, assessed, rated or charged upon or payable by either Party or its Affiliates in respect of this Agreement;

      "Insolvency Act" means the Bankruptcy and Insolvency Act (Canada), the Companies' Creditors Arrangement Act (Canada), the Winding-up and Restructuring Act (Canada) or any other statute of any relevant jurisdiction including the United States of America relating to bankruptcy, insolvency, stay of creditor remedies, moratorium, compromise, arrangement, extension, adjustment or reorganization of debts or other liabilities, liquidation, winding-up or dissolution;

      "Intellectual Property Rights" means all proprietary legal rights, including all trade secrets, know-how, copyrights, trade-marks, mask works, industrial designs, trade-names and patents (including inventor's certificates) and applications therefor throughout the world, and any other form of right by which a Party may effectively exclude another Party from performing any of the acts specified in this definition; provided, however, in the case of an Intellectual Property Rights under which a Party is a licensee or is otherwise a permitted user, such rights qualify hereunder if and only if the Party has the right to grant sublicenses or rights equivalent thereto to the other Party encompassed by the Program under this Agreement;

      "Master Research and Development Alliance Agreement" has the meaning given to such term in Section 3.3;

      "[CONFIDENTIAL];

      "Notice" has the meaning given to such term in Section 16.10 of this Agreement;

      "Party" means either or both of GE or ART whichever is applicable, and "Parties" means both GE and ART;

      "Permanent Member" has the meaning given to such term in Section 5.2 of this Agreement;

      "Phase" means each of the Clinical, Pre-Production and Full Production Phases as each is set out in further detail in this Agreement, and "Phases" shall mean all of them;

      "Person" means any individual, legal personal representative, corporation, company, body corporate, partnership, limited partnership, joint venture, syndicate, trust, unincorporated organisation, the Crown or any agency or instrumentality thereof, Regulatory Authority or any other entity recognised by law, howsoever designated or constituted;


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      "Pre-Production Phase" has the meaning given to such term in Section 4.1 of this Agreement;

      "Program" means all of the Phases;

      "Program Manager" means a person appointed by either of the Parties under
      Section 5.1;

      "Program Purpose" has the meaning given to such term in Article 2;

      "Progress Reports" has the meaning given to such term in Section 5.5 of this Agreement;

      "Receiving Party" has the meaning given to such term in Section 11.2 of this Agreement;

      "Regulatory Approval(s)" means the approvals necessary for the clinical testing, manufacturing or commercial sale of products to be obtained from any Regulatory Authority;

      "Regulatory Authority" means any applicable governmental, administrative or regulatory entity, department, authority, commission, tribunal, official or agency;

      "SoftScan Steering Committee" has the meaning given to such term in
      Section 5.2 of this Agreement;

      "SoftScan System" means each individual ART SoftScan Product produced under this Agreement;

      "Subscription Agreement" has the meaning given to such term in Section
      3.3;

      "Technology" means Technical Information and Intellectual Property Rights;

      "Technical Information" means and includes information, data, conceptions, know-how and related technical knowledge including: all Confidential Information; all trade secrets and other proprietary information, public information, non-proprietary know-how and invention disclosures; any data and information of a scientific, technical or business nature regardless of its form; all documented research, developmental, demonstration or engineering work; all other blueprints, patterns, flow charts, equipment, parts lists, procedures, formulas, descriptions, related instructions, manuals, records and procedures; ideas, innovations, discoveries, inventions, processes, improvements, enhancements, modifications, technological developments, methods, techniques, systems, designs, artwork, drawings, plans, specifications, software, documentation, works of authorship, whether or not susceptible to protection under any Intellectual Property Rights;

      "Term" has the meaning given to such term in Section 3.1;

      "Third Party(ies)" means any Person, party or entity other than ART, GE, and their respective Affiliates, officers and employees. By way of example and not by limitation,


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      Third Parties shall include any and all consultants, professional advisors, agents, contractors or other third parties engaged by GE or ART or their respective Affiliates under this Agreement; and

      "Transfer" means any event pursuant to which the property, rights or obligations of the affected Party under this Agreement are or are attempted to be sold, disposed of, assigned, pledged, hypothecated, charged, mortgaged, encumbered, sublicensed or transferred and includes any transfer by operation of law.

1.3   Principles of Interpretation

      (i) "Business Day" - If under this Agreement any payment or calculation is to be made or any other action is to be taken on a day which is not a Business Day, that payment or calculation is to be made, and that other action is to be taken, as applicable, on or as of the next day that is a Business Day.

      (ii) "Currency" - In this Agreement, unless otherwise stated herein, all references to currency shall be references to the lawful currency of the United States of America.

      (iii) "Capitalized Terms" - All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

      (iv) "Gender and Number; Extending Meanings" - Any reference in this Agreement to gender shall include all genders, and words importing the singular number only shall include the plural and vice versa.

      (v) "Headings" - The provision of a table of contents, the division of this Agreement into articles, sections, subsections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilised in the construction of interpretation of this Agreement.

      (vi) "References" - In this Agreement, references to "hereof", "hereto", and "hereunder" and similar expressions mean and refer to this Agreement taken as a whole, and not to any particular article, section, subsection or other subdivision; "Article", "Section", "Subsection" or other subdivision of this Agreement followed by a number means and refers to the specified article, section, subsection or other subdivision of this Agreement, and "including" means "including without limitation" and is not to be construed to limit any general statement which it follows to the specific or similar items or matters immediately following it.

      (vii) "Statutory References" - Unless expressly stated to the contrary, any references in this Agreement to any law, by-law, rule, regulation, order or act of any government, governmental body or other Regulatory Authority shall be construed as a reference thereto as enacted as of the Effective Date as such law, by-law, rule, regulation, order or act may be amended, re-enacted or superseded from time to time.


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1.4   Jurisdiction

This Agreement shall be construed in accordance with the laws of the State of New York, and shall be treated in all respects as a contract entered into under New York law. The Parties intend and agree that the law of the State of New York shall apply despite any choice-of-law statute, rule, or precedent that would apply the law of any other jurisdiction.

1.5   Language

The Parties confirm that it is their wish that this Agreement, as well as any other documents relating to this Agreement, including notices, schedules and authorisations, have been and shall be drawn up in the English language only. Les signataires confirment leur volonte que la presente convention, de meme que tous les documents s'y rattachant, y compris tout avis, annexe et autorisation, soient rediges en anglais seulement.

                                   ARTICLE 2
                                     PURPOSE

Subject to applicable regulatory approvals and the provisions and conditions set forth in this Agreement, the Parties acknowledge and agree that it is their decision to develop and commercialise the ART SoftScan Product (the "Program Purpose"). The Parties shall pursue this Program Purpose in Phases by entering into this agreement that outlines the overall responsibilities of the Parties for each Phase of the Program. A successful achievement of the Program Purpose requires the successful completion of the following steps: developing product prototypes and clinical procedures; clinically testing such prototypes and procedures; obtaining the Regulatory Approvals required to test, manufacture and commercialize the ART SoftScan Product; manufacturing, marketing, distributing and offering for sale commercial embodiments of the ART SoftScan Product; and identifying commercial applications for the ART SoftScan Product. Accordingly, the Parties have decided to enter into this Agreement which generally prescribes the Parties' respective responsibilities during each Phase of the Program. In support of the SoftScan Product, GE Medical Systems shall make available to ART's program manager reasonable access to GE's internal experts in the areas of manufacturing, marketing, sales, promotion and distribution with the objective of developing a successful product launch. The Parties also agree that the success of the Program is dependent upon both Parties working to maximize the benefit that can be achieved from each SoftScan Product by optimizing the combination of engineering, design, distribution and manufacturing.

                                   ARTICLE 3
                                      TERM

3.1   Term

The term of this Agreement will be for an initial term of [CONFIDENTIAL] years from the Effective Date and for renewal terms as hereinafter provided (the "Term").


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3.2   Renewal

This Agreement will automatically renew for additional terms of [CONFIDENTIAL] years each unless either Party shall have given the other Party at least sixty
(60) days prior Notice of its election not to renew this Agreement prior to the expiration of the Term.

3.3   Conditions Precedent

This Agreement shall not be effective until the Parties have executed concurrently this Agreement, the subscription agreement between GE and ART, dated the even date hereof (the "Subscription Agreement") and the master research and development alliance agreement between GE and ART, dated the even date hereof (the "Master Research and Development Alliance Agreement"), which date shall be the effective date of this Agreement (the "Effective Date"). These three agreements are to be signed concurrently as they relate to one and the same business commitment.

                                   ARTICLE 4
                           GENERAL PROGRAM CONDITIONS

4.1   SoftScan Program

To achieve the Program Purpose, the Parties shall engage in the following Phases and any other such phases that may be subsequently identified and agreed to by the Parties as beneficial to implementing and achieving the Program Purpose:

      (i) Clinical Phase - A clinical phase, the terms and conditions of this clinical phase shall be as prescribed in Article 6 (the "Clinical Phase");

      (ii) Pre-Production Phase - A pre-production phase, the terms and conditions of which are as prescribed in Article 7 (the "Pre-Production Phase"); and

      (iii) Full Production Phase - A full production phase, the terms and conditions of which are as prescribed in Article 8 (the "Full Production Phase").

The Parties acknowledge and agree that the commencement of each of the Pre-Production Phase and the Full Production Phase is dependent upon a successful completion of the immediately preceding Phase and that such immediately preceding Phase shall be deemed to be successfully completed upon agreement between the Parties, in respect of the Clinical Phase, as provided for in Section 6.5 and, in respect of the Pre-Production Phase, as provided for in
Section 7.6.

The Parties acknowledge and agree that this Agreement provides the basis for the relationship between the Parties and that more detailed responsibilities will need to be further outlined and agreed to as additional information in support of the Program Purpose becomes available to the Parties.

4.2   Costs

Except as otherwise or expressly provided in this Agreement and any other agreement between the Parties, each Party shall pay all costs and expenses that it incurs in authorising, preparing,


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executing and performing this Agreement, including all fees and expenses of its respective legal counsel, investment bankers, brokers, accountants or other representatives or consultants.

4.3   Taxes

Each Party shall bear all taxes, duties, levies, and other similar charges (and any related interest and penalties), however designated, imposed against it or its Affiliates as a result of the existence or operation of this Agreement including, but not limited to, any such amounts which either Party is required to withhold or deduct from any payments to the other Party. For greater certainty, each Party is responsible for and shall pay directly to the appropriate taxing authorities all sales, use, consumption and transfer taxes, registration charges, transfer fees and GST applicable to it in respect of this Agreement and, upon the reasonable request of the other Party, the paying Party shall furnish proof of such payment.

4.4   Public Announcements

The Parties shall adhere to the following restrictions relating to public announcements concerning this Agreement and its implementation:

      (i) General Announcements - Subject to other terms of this Agreement, no Party nor any Affiliate of a Party shall issue or cause the publication of any press release or other announcement with respect to this Agreement or its implementation without the prior consultation and approval of the other Party, except as may be required by any applicable law or as may otherwise be permitted hereunder, provided, however, that any such approval shall not be unreasonably withheld or delayed and that each Party may provide such information to its legal or financial advisors after obtaining appropriate confidentiality agreements with such advisors. ART hereby agrees that any reference that is made to GE in any press release or other announcement initiated or caused by ART shall be limited to the use of the GE name in a factual statement, and that the GE logo shall not be used without the prior written consent of GE, to be granted by GE in its sole discretion;

      (ii) Disclosure Under Applicable Law - Either Party may make any public statement or issue any press release with respect to this Agreement where necessary to comply with requirements of any applicable law or as required by the order or judgement of a court or tribunal of competent jurisdiction. If any such statement or release is so required, or the Parties mutually agree to such statement or release, the Party making such disclosure shall consult with the other Party prior to making such statement or release and the Parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such statement or release which is satisfactory to both;

      (iii) Other References - Notwithstanding the foregoing, the Parties may otherwise agree to make additional announcements concerning this Agreement and the transactions contemplated therein in other materials; and

      (iv) Copies of the Agreement - No Party shall deliver a copy of this Agreement or any part to any Third Party without the prior written consent of the other Party unless


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            and only to the extent that such disclosure is, in the opinion of such Party's counsel, required by applicable law.

4.5   Debarred or Disqualified Third Parties

      Each Party hereby represents and warrants that it shall be responsible for ensuring that no Third Party that has been: (i) debarred under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. ss. 335a(a) and (b); (ii) disqualified as a testing facility under the provisions of 21 C.F.R. Part 58, Subpart K; or (iii) disqualified as a clinical investigator under the provisions of 21 C.F.R. ss. 312.70, will be hired on such Party's behalf in connection with the Program.

                                   ARTICLE 5
                           SOFTSCAN STEERING COMMITTEE

5.1   Program Management.

The Parties shall each appoint a Program Manager. The Program Managers shall be responsible for managing the Program, including: (i) approval of all transmittals and receipt of Confidential Information; (ii) authorisation of all requests, proposals, responses or change orders that affect the Program; and
(iii) submission and acceptance, respectively, of evaluation units and documentation during the Program. The Program Managers will manage all interactions within their respective Party and shall be copied on all communications. The name, e-mail address, phone number, fax number, and mailing address for each of the Program Managers shall be exchanged between Parties. The Program Managers will meet on a monthly basis or as required. The monthly meetings may be held by teleconference or in a location mutually agreeable to the Parties.

5.2   SoftScan Steering Committee

The Parties acknowledge that the establishment of a joint steering committee is advisable in order to most effectively enable the Parties to fulfill their obligations in relation to the Program (the "SoftScan Steering Committee"). The SoftScan Steering Committee will be made up of four (4) individuals (each a "Permanent Member"), two chosen by ART and two chosen by GE. The SoftScan Steering Committee may also include two other individuals, one chosen by ART and one chosen by GE, which may be appointed on a case by case basis dependent on the nature of the discussion matter. The SoftScan Steering Committee members shall be appointed by the Parties. Either Party shall give Notice to the other Party of the appointments of its two (2) Permanent Members within two (2) weeks of the Effective Date.

If, at any time, any of the members of the SoftScan Steering Committee are unable or unwilling to continue to serve as a SoftScan Steering Committee member, then their affiliated Party may appoint a member as their replacement. The Parties shall appoint an individual to serve as the committee representative and secretary. Such individual shall be responsible for the general administrative matters of the SoftScan Steering Committee and shall provide all required notices and information to the other SoftScan Steering Committee members. If, at any time, the committee representative and secretary is unable or unwilling to continue to act in this role, then the SoftScan Steering Committee shall vote to elect a replacement. SoftScan Steering Committee meetings shall be held in person or by teleconference to discuss and review the status


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of the Program. At a minimum, SoftScan Steering Committee meetings shall be held in person on a quarterly basis at a location to be mutually agreed upon by the Parties.

5.3   Dispute Resolution

The Parties will attempt in good faith to resolve expeditiously any dispute, claim or controversy arising out of or relating to this Agreement (a "Dispute") through negotiations between executives of each Party who have authority to settle the controversy and who are at a higher level of management than the Persons with direct responsibility for the administration and execution of this Agreement. Either Party may give the other Party Notice of any Dispute not resolved in the normal course of business (an "Escalation Notice"). Within fifteen (15) days after delivery of the Escalation Notice, the Party given such Escalation Notice shall submit a written response to the Party providing such Escalation Notice. The Escalation Notice and the response thereto shall include:
(i) a statement of each Party's position and a summary of arguments supporting that position and (ii) the name and title of the executive who will represent that Party and of any other Person who will accompany such executive to the negotiations. Within thirty (30) days after delivery of the Escalation Notice, the Persons identified by the Escalation Notice and the response shall meet at a mutually acceptable time and place, and shall continue to meet thereafter as often as such Persons reasonably deem necessary to resolve the Dispute. All reasonable requests for information relating to the Dispute made by one Party to the other will be honored. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of any applicable rules of evidence. The Parties shall attempt to resolve any Dispute pursuant to the procedure set forth in this Section for a period of up to sixty (60) days from the date of delivery of the Escalation Notice before resorting to other available remedies as provided for in Section 16.9.

5.4   Mandate of the SoftScan Steering Committee

The role of the SoftScan Steering Committee shall be one of providing guidance to the Parties and the Program in respect of (i) those matters set out below and
(ii) the proper execution of the obligations undertaken by the Parties pursuant to this Agreement. The SoftScan Steering Committee shall have the authority to decide important matters with respect to the execution of this Agreement and guide the Parties in respect of the following matters including, but not limited to:

      (i)   overseeing and monitoring the Program;

      (ii) providing guidance with respect to the obligations of each Party, as set forth in this Agreement, in order to promote adequate progress of the Program;

      (iii) facilitating the successful completion of each Phase of the Program;

      (iv) responding to requests made by the Program Managers with respect to the Program Purpose;

      (v) identifying and attempting to resolve any additional decisions that are required by the Parties in support of the Program Purpose;


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      (vi)  attempting to resolve issues arising between the Parties with respect to the interaction of the Parties and the Program; and

      (vii) promoting and directing that any development, marketing, manufacture, sales, distribution and customer service of the ART SoftScan Product is conducted in good faith and in a manner consistent with the collaborative spirit and intent of this Agreement.

5.5   Progress Reports

Progress reports detailing the progress results and recommendations concerning the Program will be provided by the Program Managers to the SoftScan Steering Committee at least once per month and at a level of details as mutually agreed upon by the Parties (the "Progress Reports").

5.6   Research Obligations

Each Party's obligations under Articles 6, 7 and 8 will be deemed discharged with respect to this Agreement if: (i) the required personnel and data are provided; (ii) the work is performed in accordance with high standards of scientific and professional skills; (iii) all of the objectives have either been accomplished or have been deemed by the Parties to be impractical to achieve or not Commercially Viable; and (iv) any required written reports have been provided by the responsible Party on a timely basis.

                                   ARTICLE 6
                                 CLINICAL PHASE

6.1   Clinical Phase

The Clinical Phase of production has commenced as of the Effective Date. The Parties agree to assume their respective responsibilities during the Clinical Phase as set out in further details in this Article 6. Additional responsibilities may be identified as the Clinical Phase progresses and as the Program Managers may recommend to the Parties the allocation of additional duties and responsibilities.

6.2   Location of Manufacturing

During the Clinical Phase, manufacturing will be located at ART's facility wherever situated.

6.3   Responsibilities of ART

During the Clinical Phase, ART shall be responsible for the following:

      (i)   [CONFIDENTIAL]

6.4   Responsibilities of GE

During the Clinical Phase, GE shall be responsible for the following:

      (i)   [CONFIDENTIAL]

[CONFIDENTIAL].

                                   ARTICLE 7
                              PRE-PRODUCTION PHASE

7.1   Pre-Production Phase

Upon the successful completion of the Clinical Phase and the agreement of the Parties of the revenue model for the Pre-Production Phase pursuant to Section 6.5, the Pre-Production Phase shall commence as soon as the following two milestones have been achieved:

      (i)   [CONFIDENTIAL]

7.2   Location of Manufacturing

During the Pre-Production Phase, it is anticipated that manufacturing will be located at ART's facility wherever situated. [CONFIDENTIAL]

7.3   Responsibilities of ART

During the Pre-Production Phase, ART shall be responsible for the following:

      (i)   [CONFIDENTIAL].

7.4   Responsibilities of GE

During the Pre-Production Phase, GE shall be responsible for the following:

      (i)   [CONFIDENTIAL]

7.5 Additional Responsibilities of SoftScan Steering Committee during Pre-Production Phase

In addition to its other responsibilities set out in this Agreement, the SoftScan Steering Committee shall also be responsible for recommending the development of transitional plans and timelines for the SoftScan System manufacturing and production process in order to ensure a smooth transition to the Full Production Phase.

[CONFIDENTIAL].

                                   ARTICLE 8
                              FULL PRODUCTION PHASE

8.1   Full Production Phase

Upon successful completion of the Pre-Production Phase, the Full Production Phase shall commence as soon as the Parties have reached agreement with respect to any additional details regarding the Parties respective obligations pursuant to Sections 8.3 and 8.4.

8.2   Product and Location of Manufacturing

Each SoftScan System shall be manufactured to the specifications approved by ART. During the Full Production Phase, it is the intention of the Parties that manufacturing be located at a GE Facility. However, during the Full-Production Phase, the Parties acknowledge that it is in the interest of both Parties to continuously investigate methods for cost reducing the manufacturing, design and service costs associated with the SoftScan System. It is also recognized that both Parties shall work together to implement a cost reduction program that will benefit both Parties.

8.3   Responsibilities of ART

If the manufacturing of the SoftScan Product takes place at a GE Facility, during the Full Production Phase, ART shall be responsible for the following:

      (i)   [CONFIDENTIAL]

8.4   Responsibilities of GE

If the manufacturing of the SoftScan Product takes place at a GE Facility, during the Full Production Phase, GE shall be responsible for the following:

(i)   [CONFIDENTIAL]

[CONFIDENTIAL]

                                   ARTICLE 9
                       TECHNOLOGY OWNERSHIP AND LICENSING

9.1   License of Technology

Each Party has no right, title, or interest, whether by way of license or otherwise in or to use the other's Technology except as provided for in this Agreement. Subject to the other provisions of this Agreement and in consideration of the mutual covenants and other obligations expressed in this Agreement, the following licenses shall be granted hereunder:

      (i) ART Technology License - ART grants to GE and GE accepts a worldwide license to make, have made, use, sell, offer for sale and otherwise commercially exploit the ART SoftScan Technology and the ART Background Technology in conjunction with ART solely for the Program Purpose and to further the Program Purpose in accordance with this Agreement. The license to the ART Background Technology shall be non-exclusive and the license to the ART SoftScan Technology shall be exclusive;

      (ii) GE Technology License - GE grants to ART and ART accepts a worldwide license to make, have made, use, sell, offer for sale and otherwise commercially exploit the GE Technical Information in conjunction with GE solely for the Program Purpose and to further the Program Purpose in accordance with this Agreement. The license to the GE Technical Information shall be non-exclusive.

Notwithstanding the foregoing, the Parties agree that the rights to use the ART SoftScan Trade-marks and the GE Trade-marks in association with the Program and the SoftScan Systems shall be prescribed by Article 10. The rights granted in this Section 9.1 are strictly licensed rights and no Transfer of ownership or other legal, equitable or proprietary right, title or interest is intended or implied by this Agreement or by any other aspect of the relationship of the Parties. Except as set forth in this Section 9.1, neither Party shall have any obligation to contribute any Technology to the Program or to make or allow any use of such Technology in the Program.

9.2   Acknowledgements Relating to ART Technology License

GE agrees as follows:

      (i) Specifications - All design, component and manufacturing specifications shall be the sole responsibility of ART. GE shall not make any alterations or amendments to such specifications without ART's prior written consent.

      (ii) License of Improvements to ART - GE hereby assigns to ART any improvement, development or derivative work, and any Intellectual Property Rights residing therein, to the ART SoftScan Technology, ART Background Technology, ART SoftScan Product, or the SoftScan Systems created by GE pursuant to this Agreement which results, directly or indirectly, from GE's participation in the Program and GE acknowledges that ART shall be the owner of such improvements, developments or derivative works. Such improvements, developments and derivative works shall be licensed to GE as ART Background Technology under Section 9.1(i) hereof. Notwithstanding anything in this Section 9.2 or any other section of this Agreement to the contrary, any manufacturing, production or operational processes, equipment, tooling, dyes and the like developed by GE in connection with its manufacture of the SoftScan product, and any Intellectual Property Rights residing therein shall remain the sole property of GE.

9.3   Acknowledgements Relating to GE Technology License

ART hereby assigns to GE any improvement, development or derivative work, and any Intellectual Property Rights residing therein, to the GE Technical Information created by ART pursuant to this Agreement which results, directly or indirectly, from ART's participation in the Program and ART acknowledges that GE shall be the owner of such improvements, developments or derivative works. Such improvements, developments and derivative works shall be licensed to ART as GE Technical Information under Section 9.1(ii) hereof.

9.4   Certain Restrictions on Use of Technology

The following shall be express restrictions and conditions of the Technology licenses granted in Section 9.1 as applicable:

      (i) Third Party Licensed Technology - With respect to licensed Technology which is licensed to the Party licensor from a Third Party (excluding Technology licensed under the [CONFIDENTIAL]), such Technology shall only be sub-licensed by the recipient hereunder to the extent that the recipient may have the right under such license agreements to sub-license such Technology. Without limiting the generality of the foregoing, to the extent that such license agreements place restrictions on the recipient's ability to sub-license such Technology to a Third Party, such restrictions shall also be adhered to by the recipient hereunder in respect of such sub-licensed Technology; and

      (ii)  [CONFIDENTIAL].

9.5   Sublicensing to Others

GE shall not license or otherwise permit any other Person to use, directly or indirectly, in whole or in part, the ART SoftScan Technology or the ART Background Technology other than as may be permitted in accordance with this Agreement; provided, however, that GE may sublicense the ART SoftScan Technology and the ART Background Technology, subject to ART's prior written approval, such approval not to be unreasonably withheld, to contractors for the Program Purpose to further the Program, provided that such contractor agrees in writing to be bound by the applicable terms of this Agreement, including the confidentiality provisions but excluding the right to sublicense. ART shall not license or otherwise permit any other Person to use, directly or indirectly, in whole or in part, the GE Technical Information other than as may be permitted in accordance with this Agreement. Notwithstanding the foregoing the Party licensee may grant personal, non-exclusive and non-transferable sublicenses to its Affiliates approved by the Party licensor in writing, such sublicensees to be on the same terms, mutatis mutandis, as the terms of this Agreement insofar as they are applicable, but excluding the right to further sublicense. The Party licensee shall cause such sublicensees to acknowledge and agree to be bound by the terms and conditions of this Agreement. The Party licensee shall also ensure compliance by its Affiliates with this Agreement as if they were Parties.

9.6   Development of Technology for other Purposes

ART shall have the unrestricted right to improve, develop, modify, and enhance the ART SoftScan Technology and ART Background Technology during and after the Term. Except as may otherwise be expressly provided for in this Agreement, nothing shall preclude ART from (i) developing or commercialising ART Background Technology during or after the Term in any manner that ART sees fit and (ii) developing or commercialising ART SoftScan Technology after the Term in any manner that ART sees fit. GE shall have the unrestricted right to improve, develop, modify, and enhance the GE Technical Information during and after the Term. Except as may otherwise be expressly provided for in this Agreement, nothing shall preclude GE from developing or commercialising GE Technical Information during or after the Term in any manner that GE sees fit.

                                   ARTICLE 10
                                   TRADE-MARKS

10.1  Use of Trade-marks during Program

The Parties agree that it shall be beneficial for each of them to use certain trade-marks on and in association with the Program and the SoftScan Systems. In connection therewith, and notwithstanding Section 9.1, the Parties agree as follows:

      (i) Clinical and Pre-Production Phases (ART manufacturing and ART distributing) - During the Clinical Phase and the Pre-Production Phase of the Program where ART is manufacturing and distributing the SoftScan Systems, the trade-marks that shall be used in association with the Program and with the SoftScan Systems shall be the ART SoftScan Trade-marks identified by ART. ART shall solely be responsible for selecting the ART SoftScan Trade-marks and determining their manner of use. Subject to the prior written consent of GE, the GE Trademarks may be used in promotional materials in conjunction with language identifying GE as the future manufacturer and distributor of the SoftScan Systems, if GE is expected to act as the manufacturer and distributor of the SoftScan Systems.

      (ii) Pre-Production Phase (ART manufacturing and GE distributing) - During the Pre-Production Phase of the Program where ART is manufacturing and GE is distributing the SoftScan Systems, the trade-marks that shall be used in association with the Program and with the SoftScan Systems shall be the GE Trade-marks identified by GE and the ART SoftScan Trade-mark SOFTSCAN (with ART being identified as the manufacturer on the rating plate). GE shall solely be responsible for selecting the GE Trade-marks and determining their manner of use and determining the manner of use of the ART SoftScan Trade-mark SOFTSCAN. ART agrees that GE's licence to use the ART SoftScan Trade-mark SOFTSCAN in such circumstances shall be exclusive to GE and GE agrees that such trade-mark shall only be used on or in association with the Program and SoftScan Systems where ART has been the manufacturer. GE shall permit ART to inspect the Program and SoftScan Systems distributed by GE from time to time (but no less than every six (6) months during the Term) to ensure that ART SoftScan Trade-mark SOFTSCAN is only being used in association with the Program and SoftScan Systems where ART was the manufacturer. However, during this phase ART may also use the ART SoftScan Trade-marks in association with the Program and SoftScan Systems notwithstanding the exclusive license granted to GE to use the ART Trade-mark SOFTSCAN; and

      (iii) Pre-Production Phase and Full Production Phase (GE manufacturing and GE distributing) - During the Full Production Phase of the Program and in the event that manufacturing is transferred to GE during the Pre-Production Phase (i.e., GE is manufacturing and distributing the SoftScan Systems), the trade-marks that shall be used in association with the Program and with SoftScan Systems shall be the GE Trade-marks identified by GE and the ART SoftScan Trade-mark SOFTSCAN (with GE being identified as the manufacturer on the rating plate). GE shall solely be responsible for selecting the GE Trade-marks and determining their manner of use and determining the manner of use of the ART SoftScan Trade-mark SOFTSCAN. ART agrees that GE's licence to use the ART SoftScan Trade-mark SOFTSCAN in such circumstances shall be exclusive to GE and GE agrees that such trade-mark shall only be used on or in association with the Program and SoftScan Systems where GE was the manufacturer and where the Program and SoftScan Systems comply with the design, component and manufacturing specifications set by ART under Section 9.2(i) hereof. GE shall permit ART to inspect the Program and SoftScan Systems distributed by GE from time to time (but no less than every six (6) months during the Term) to ensure that ART SoftScan Trade-mark SOFTSCAN is only being used in association with the Program and SoftScan Systems where GE was the manufacturer and in compliance with such design, component and manufacturing specifications.

Notwithstanding the foregoing, the GE Trademarks and ART SoftScan Trademarks shall not be used together, except in the limited uses as described above, without the Parties prior written agreement, which agreement either Party may withhold in the exercise of its sole discretion. Either Party shall not, without the prior written consent of the other Party, directly or indirectly attempt to dilute or depreciate the value of the goodwill attached to the other Party's trade-marks, use such trade-marks in any manner which may adversely affect the reputation of the owner of such trade-marks, or use or permit the use of such trade-marks as part of the business, trade, corporate, partnership or other name of the Party not owning such trade-marks. For the sake of clarity, the Parties agree that notwithstanding the foregoing, ART shall not have the right to use the GE Trade-marks without the prior written consent of GE.

                                   ARTICLE 11
                                 CONFIDENTIALITY

11.1  General

The terms and provisions of this Article 11 with respect to confidentiality and non-use of Confidential Information of the Parties shall supersede any and all prior confidentiality agreements between GE and ART, with respect to the subject matter of this Agreement. Nothing in this Article 11 shall be construed or interpreted as restricting or prohibiting any Party from making or permitting any disclosure of Confidential Information of either Party or both Parties which is otherwise expressly permitted by this Agreement.

11.2  Confidentiality

Confidential Information exchanged between the Parties shall be considered to be Confidential Information for the purposes of this Agreement. Each Party acknowledges and agrees that Confidential Information that it as a recipient (the "Receiving Party") receives from the other Party (the "Disclosing Party") shall be treated as confidential and a trade secret of the Disclosing Party. All Confidential Information exchanged between the Parties shall be exchanged in the following format: (i) in writing and marked to indicate it is confidential at the time of disclosure; (ii) in any other manner indicated to be confidential at the time of disclosure or, in the case of oral disclosures, in monthly Progress Reports; or (iii) in the form of tangible products or materials transmitted to the Receiving Party with an accompanying written memorandum identifying the confidentiality of such products or materials.

11.3  Non-disclosure of Confidential Information by Receiving Party

The Receiving Party shall hold all Confidential Information of the Disclosing Party in confidence for a period of five (5) years from the expiration or termination of this Agreement. Except as set forth below, the Receiving Party shall not for any reason without the prior written consent of the Disclosing Party, directly or indirectly, provide any other Person with access to the Confidential Information that it receives from the Disclosing Party. Providing access includes disclosure, sale, copying, dissemination, publishing or reproduction by any means whatsoever. Confidential Information received from a Disclosing Party under this Agreement may only be disclosed by a Receiving
Party:

      (i) to persons employed by the Receiving Party in order to carry out the Program; and

      (ii) to subcontractors of the Receiving Party, upon written approval of the Disclosing Party, such approval not to be unreasonably withheld, for use only within the framework of their contracts with the Receiving Party in work relating to the Program, such subcontractors being subject to the similar confidentiality provisions as provided for in this Agreement;

provided that any such Confidential Information shall only be disseminated to such persons or contractors on a need-to-know basis pursuant to an agreement of confidentiality. Neither Party shall include Confidential Information of the other Party in any patent application without the prior written consent of the other Party.

11.4  Control of Confidential Information by Recipient

The Receiving Party may not make use of Confidential Information disclosed to it by the Disclosing Party for the benefit of any Person or assist others in doing so other than as provided herein. The Receiving Party agrees to use the same efforts it uses to protect its own confidential information to maintain the confidentiality of all Confidential Information received by it from a Disclosing Party during the Term and shall ensure that such Confidential Information shall be controlled as provided herein. If the Receiving Party becomes aware that it will be or may reasonably be expected to become unable to meet the non-disclosure or restricted use provisions of this Agreement with respect to Confidential Information received from a Disclosing Party, it shall immediately provide Notice to the Disclosing Party. The Parties shall thereafter consult to define an appropriate course of action. If a Receiving Party is required by judicial or administrative process to disclose Confidential Information received from a Disclosing Party, the Receiving Party shall promptly provide Notice to the Disclosing Party and allow the Disclosing Party a reasonable time to oppose such process.

                                   ARTICLE 12
                         REPRESENTATIONS AND WARRANTIES

12.1  Representations of the Parties

Each Party represents and warrants to the other that as of the Effective Date:

      (i) Incorporation - Such Party is a corporation duly incorporated and validly existing under its jurisdiction of incorporation;

      (ii) Due Authorisation, etc. - Such Party has all necessary corporate power, authority and capacity to enter into and to carry out its obligations under this Agreement and that the signatory on its behalf is authorized to execute this Agreement and bind its principal to the terms and conditions stated herein. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorised by all necessary corporate action on the part of such Party; and

      (iii) Absence of Conflicting Agreements - Such Party is not a party to, bound or affected by or subject to any license, indenture, mortgage, agreement, obligation, instrument, charter or by-law provision, statute, regulation, order, judgement, decree, license, permit or law which would be violated, contravened, breached by, or under which default would occur or a lien, claim, restriction or encumbrance would be created as a result of the execution and delivery of this Agreement or the conduct of any of the matters provided for under this Agreement. There are no agreements between it and a Third Party that would conflict with the provisions of this Agreement.

12.2  Representations of ART

ART represents the following:

      (i) Schedule A attached hereto sets forth all intellectual property contracts relating to the SoftScan Technology and the ART Background Technology (each an "IP Contract" and collectively the "IP Contracts"). A true and complete copy of each IP Contract has been delivered to GE. Each IP Contract is in good standing and in full force and effect and ART is not, and is not alleged to be, in default in any material respect thereunder. To the knowledge of ART, there is not any condition or event that, after notice or lapse of time, or both, would constitute a default in any material respect by any party to any IP Contract. To the knowledge of ART, there is no fact or circumstance which entitles, or with the giving of notice or passage or time would entitle, any Person to terminate or to cause the termination of any IP Contract which has not been disclosed in writing to, and accepted by, GE. ART has not agreed to assign all or any part of its interest in any IP Contract to any Person other than GE.

      (ii) None of the written information and material delivered to GE by or on behalf of ART contains any untrue statement of a material fact or has omitted a material fact necessary to make the statements contained therein not misleading, and all such statements, taken as a whole, do not contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein not misleading. There is no fact known to ART which ART has not disclosed to GE in writing which, to the knowledge of ART, would materially adversely affect the ART SoftScan Technology or the ART Background Technology or the ability of ART to perform its obligations under this Agreement.

12.3  Warranty Exclusion

The foregoing representations and warranties in this Article 12 (except as otherwise expressly set out in this Agreement) are exclusive and are given and accepted in lieu of any and all other warranties and conditions, express or implied, including any implied warranties and conditions of merchantability or of fitness for a particular purpose and any implied warranties and conditions arising from a course of dealing, usage of trade, or course of performance. Without limiting the generality of the foregoing, except as expressly provided in this Agreement, ART denies and disclaims any warranty or condition, express or implied, concerning the performance, operation or functionality of the ART SoftScan Technology or ART Background Technology whatsoever, its fitness for use for the Program Purpose, or that the operation of such technology will be error free or uninterrupted or that it will produce a desired result.

                                   ARTICLE 13
                                  INFRINGEMENTS

13.1  Infringement of ART Technology by Unauthorised Persons

GE shall promptly notify ART of any conflicting use or any act of infringement or appropriation of the ART SoftScan Technology (provided by ART pursuant to this Agreement) or the ART Background Technology (provided by ART pursuant to this Agreement) by unauthorised Persons which comes to its attention. ART shall, at its own expense, have the sole right but not the obligation to engage in proceedings involving such Technology or to take such steps as may be necessary in order to terminate such infringement or appropriation. ART may in its sole discretion settle any dispute with any Third Party at any time regarding such infringement and appropriation, without compensation to GE. GE shall co-operate and assist ART in a reasonably commercial manner at ART's expense in any such negotiations and proceedings instituted by ART provided that the infringement or appropriation relates to the Program Purpose. The foregoing notwithstanding, ART shall not under any circumstances enter into any agreement, settle or otherwise resolve any dispute with any Third Party that in any way implicates or negatively affects GE's rights pursuant to this Agreement without GE's prior written approval, which approval shall not be unreasonably withheld.

13.2 Infringement of GE Technical Information by Unauthorised Persons

ART shall promptly notify GE of any conflicting use or any act of infringement or appropriation of GE Technical Information (provided by GE pursuant to this Agreement) by unauthorised Persons which comes to its attention. GE shall, at its own expense, have the sole right but not the obligation to engage in proceedings involving such Technical Information or to take such steps as may be necessary in order to terminate such infringement or appropriation. GE may in its sole discretion settle any dispute with any Third Party at any time regarding such infringement and appropriation, without compensation to ART. ART shall co-operate and assist GE in a reasonably commercial manner at GE's expense in any such negotiations and proceedings instituted by GE provided that the infringement or appropriation relates to the Program Purpose. The foregoing notwithstanding, GE shall not under any circumstances enter into any agreement, settle or otherwise resolve any dispute with any Third Party that in any way implicates or negatively affects ART's rights pursuant to this Agreement without ART's prior written approval, which approval shall not be unreasonably withheld.

13.3  Infringement Claims Against ART

ART shall give GE Notice in the event that ART becomes aware of any action or claim that the ART SoftScan Technology (provided by ART pursuant to this Agreement) or ART Background Technology (provided by ART pursuant to this Agreement) infringes any rights of or is appropriated from any other Person. In the event that an injunction is obtained against ART restricting the use of such Technology or if, in ART's reasonable opinion ART is likely to become the subject of a claim or action alleging infringement, ART shall, at its option and sole expense, either:

      (i) obtain for itself and GE the right to continue use of the Technology as contemplated by this Agreement; or

      (ii) replace or modify any affected Technology to make its use hereunder non-infringing while being capable of performing the same function, without, to the extent possible, degrading performance, utility or economic viability.

The foregoing notwithstanding, ART shall not under any circumstances enter into any agreement, settle or otherwise resolve any dispute with any Third Party that in any way implicates or negatively affects GE's rights pursuant to this Agreement without GE's prior written approval, which approval shall not be unreasonably withheld.

13.4  Infringement Claims Against GE

GE shall give ART Notice in the event that it becomes aware of any action or claim that the GE Technical Information (provided by GE pursuant to this Agreement) infringes any rights of or is appropriated from any other Person. In the event that an injunction is obtained against GE restricting the use of such Technical Information or if, in GE's reasonable opinion GE is likely to become the subject of a claim or action alleging infringement, GE shall, at its option and sole expense, either:

      (i) obtain for itself and ART the right to continue use of the Technical Information as contemplated by this Agreement; or

      (ii) replace or modify any affected Technical Information to make its use hereunder non-infringing while being capable of performing the same function, without, to the extent possible, degrading performance, utility or economic viability.

The foregoing notwithstanding, GE shall not under any circumstances enter into any agreement, settle or otherwise resolve any dispute with any Third Party that in any way implicates or negatively affects ART's rights pursuant to this Agreement without ART's prior written approval, which approval shall not be unreasonably withheld.

                                   ARTICLE 14
                             LIABILITY AND INSURANCE

14.1  Assumption and Risk

ART and GE recognise and individually assume the following risks:

      (i) that all Regulatory Approvals relating to the ART SoftScan Product may not be obtained;

      (ii) that Commercially Viable versions of products, processes or equipment or methods or procedures relating to the ART SoftScan Product may not be able to be developed;

For greater certainty, but without limiting the foregoing, neither Party shall be liable to the other Party in tort or in contract for any suits, proceedings, claims, demands or actions of any nature or kind whatsoever (including those for personal injury or death) ("Claims") arising out of or resulting from such risks or for punitive, indirect, incidental, special exemplary or aggravated damages.

14.2  Indemnity

Each Party hereby indemnifies and undertakes to defend the other Party and its respective shareholders, directors, officers, employees, representatives, agents and Affiliates and holds them harmless from all Claims directly or indirectly, arising out or resulting from:

      (i) the operation or performance of a product or service developed under the Program including, without limitation, any liabilities attributable to a design defect, malfunction or other failure of such products to perform, but only to the extent that any such liability is attributable to the gross negligence or wilful misconduct of the indemnifying Party;

      (ii) the gross negligence, wilful misconduct or violation of any applicable law of or by the indemnifying Party;

      (iii) any material breach of this Agreement by the indemnifying Party; and

      (iv) any Claim or threatened Claim against the other Party that a product or service developed by the indemnifying Party under the Program infringes, violates or misappropriates any Intellectual Property Rights of a Third Party, and against any and all fines, damages, losses, costs, expenses and fees (including without limitation reasonable attorney's and other professional fees and costs of litigation) incurred by or on behalf of any of the foregoing in the investigation or defence of any and all such Claims, but only to the extent that any such liability is attributable to the conduct of the indemnifying Party.

14.3  Procedure

In the event that any Party intends to claim indemnification pursuant to Section
14.2 it shall promptly give Notice to the indemnifying Party in writing of such alleged liability, provided that the failure to promptly Notify the indemnifying Party shall not relieve the indemnifying Party of any obligation under this Agreement except to the extent such failure to provide prompt Notice adversely impairs the indemnifying Party's ability to defend against the Claim. The indemnifying Party shall have the sole right to control the defence and settlement thereof, provided, that:

      (i) the indemnifying Party may not consent to the imposition of any obligation or restriction on the Party seeking indemnification in any settlement unless mutually agreed by the Parties;

      (ii) the indemnifying Party shall keep the Party seeking indemnification fully informed and permit the Party seeking indemnification to participate (at the Party seeking indemnification's expense) as the Party seeking indemnification may reasonably request; and

      (iii) the Party seeking indemnification may, without affecting its right to indemnity hereunder, defend and settle any such Claim, if the indemnifying Party declines to defend against such Claim or files for bankruptcy. The Party seeking indemnification shall reasonably cooperate with the indemnifying Party and its legal representatives in the investigation of any Claim covered by this Article 14. The Party seeking indemnification shall not, except at its own cost, voluntarily make any payment or incur any expense with respect to any Claim without the prior written consent of indemnifying Party, which the indemnifying Party shall not be required to give, provided that the Party seeking indemnification may, without affecting its right to indemnity hereunder, defend and settle any such Claim if the indemnifying Party declines to take responsibility or files for bankruptcy.

14.4  Monetary Limitation

The total liability of one Party to the other Party under this Agreement shall not exceed [CONFIDENTIAL].

14.5  Time Limitation

No Claim, regardless of form, arising, directly or indirectly, under or out of this Agreement may be brought by a Party after the applicable statute of limitations for such Claim has expired.

14.6  Insurance

During the Term and for [CONFIDENTIAL] year(s) after the expiration or termination of this Agreement, ART shall maintain, at its own expense, in full force and effect at all such times, with responsible insurance carrier(s) acceptable to the other Party at least [CONFIDENTIAL] Canadian dollars [CONFIDENTIAL] in commercial general business liability insurance and at least [CONFIDENTIAL] Canadian dollars [CONFIDENTIAL] umbrella coverage insurance policies.

                                   ARTICLE 15
                                   TERMINATION

15.1  Termination For Cause

Either Party may terminate this Agreement For Cause. Grounds for termination "For Cause" shall exist:

      (i) if the other Party makes a general assignment for the benefit of creditors or a proposal or arrangement under any Insolvency Act or similar legislation, if a petition is filed against the other Party under any Insolvency Act or similar legislation, if the other Party shall be declared or adjudicated bankrupt, if a liquidator, trustee in bankruptcy or any other officer with similar powers shall be appointed of or for the other Party or if the other Party shall commit an act of bankruptcy or shall propose a compromise or arrangement or institute proceedings to be adjudged bankrupt or become insolvent or consent to the institution of such appointment or proceedings;

      (ii)   upon the written agreement of the Parties;

      (iii)  [CONFIDENTIAL].

The defaulting Party agrees to provide Notice forthwith to the non-defaulting Party upon becoming aware of any of the foregoing events.

15.2  Other Grounds for Termination

This Agreement may be terminated:

      (i) at any time by GE upon sixty (60) days prior Notice to ART if ART is in default of its obligations under this Agreement and has not remedied such default within such sixty (60) day period. ART agrees to provide Notice to GE forthwith upon ART becoming aware of such default;

      (ii) at any time by ART upon sixty (60) days prior Notice to GE if GE is in default of its obligations under this Agreement and has not remedied such default within such sixty (60) day period. GE agrees to provide Notice to ART forthwith upon GE becoming aware of such default;

      (iii) at any time by either Party in the event a claim of infringement against the other Party results in the Program Purpose becoming not Commercially Viable;

      (iv) at any time by either Party if a force majeure event (as described in Section 16.7) has a material effect on a Party's ability to perform all of its obligations under this Agreement for more than six (6) months;

      (v) at any time by ART upon a Change in Control of GEMS, provided that a Notice of such Change in Control shall be provided to ART as soon as is permitted, but in no event more than thirty (30) days after such Change in Control. For the purposes of this subsection 15.2(v), and notwithstanding Section 1.2 of this Agreement, the term "Change in Control" shall mean: (i) consolidation or merger of GEMS with or into any entity (other than a consolidation or merger with or into an Affiliate of GE); (ii) the sale, transfer or other disposition of all or substantially all of GEMS' assets in a single transaction or a series of related transactions (other than to an Affiliate of GE); and (iii) the acquisition by any entity, or group of entities acting in concert (other than an entity or group of entities that is an

             Affiliate or Affiliates of GE), of beneficial ownership of fifty percent (50%) or more (or such lesser amount that constitutes control) of the outstanding voting securities or other voting equity interests of GEMS (in the event that GEMS is or becomes a separate legal corporate entity) in a single transaction or a series of related transactions; or

      (vi) at any time by GE upon a Change in Control of ART, provided that a Notice of such Change in Control shall be provided to GE as soon as is permitted, but in no event more than thirty (30) days after such Change in Control.

15.3  Effect of Termination

Upon the termination of this Agreement the Parties agree that the following shall occur:

      (i) each Party shall immediately pay to the other Party all fees, amounts and other charges as have become due and earned under this Agreement as of the date of termination;

      (ii) any termination of this Agreement shall result in the termination of all ongoing work pursuant to this Agreement and the termination of such work shall be effective as of the date of termination of this Agreement;

      (iii) the Parties shall fulfill any commercial orders for SoftScan Systems that have been placed and accepted prior to the date of termination of this Agreement;

      (iv)   the licenses granted under this Agreement shall be terminated;

      (v) ART shall retain ownership of and may use and license the use of ART SoftScan Technology and ART Background Technology notwithstanding such termination and regardless of which Party terminates;

      (vi) GE shall retain ownership of and may use and license the use of GE Technical Information notwithstanding such termination and regardless of which Party terminates;

      (vii) GE shall immediately return to ART all ART SoftScan Technology and ART Background Technology (including Confidential Information of
             ART) that GE received pursuant to this Agreement and the Confidentiality Agreement;

      (viii) ART shall immediately return to GE all GE Technical Information and Confidential Information of GE that ART received pursuant to this Agreement and the Confidentiality Agreement;

      (ix) GE shall remove the ART SoftScan Trade-marks from and deliver up to ART or its duly authorised representatives after GE's sale of all inventory of SoftScan Systems in GE's possession as of the date of termination, all materials including signs and advertising materials in its possession, custody or control upon which the ART SoftScan Trade-marks appear (except for documents not for public display or reasonably required for archival purposes); and

      (x) ART shall remove the GE Trade-marks from and deliver up to GE or its duly authorised representatives all materials including signs and advertising materials in its possession, custody or control upon which the GE Trade-marks appear (except for documents not for public display or reasonably required for archival purposes).

15.4  Survival

All obligations of each Party under this Agreement which expressly or by their nature survive termination or Transfer of this Agreement shall continue in full force and effect subsequent to and notwithstanding such termination or Transfer and until they are satisfied or by their nature expire. The following Sections of this Agreement shall also survive the termination or Transfer of this
Agreement: Article 11 (Confidential Information) and Article 12 (Representations and Warranties).

15.5  Other Relief

Any termination under Article 15 shall be without prejudice to any other rights (including any right of indemnity), remedy or relief vested in or to which one Party may otherwise be entitled against the other Party. The foregoing remedy shall not exclude any other remedies which either Party may have at law or in equity by reason of the default, breach or non-observance by the other Party of any provision of this Agreement. Any refusal to renew or termination of this Agreement shall not unto itself give rise to any liability for indemnity or other compensation to the Party refusing to renew or terminating this Agreement, and the Party which is not terminating or refusing to renew this Agreement expressly waives any right to indemnity or compensation if the other Party terminates this Agreement or exercises its right not to renew this Agreement as provided for herein.

                                   ARTICLE 16
                                     GENERAL

16.1  Entire Agreement

This Agreement together with any and all Schedules constitutes the entire agreement between the Parties to this Agreement with respect to the subject matter of this Agreement and cancels and supersedes any prior understandings and agreements between the Parties with respect to such subject matter (including, without limitation, the Confidentiality Agreement). However, the Parties agree that Confidential Information of ART provided to GE pursuant to the Confidentiality Agreement shall be governed by Article 11 of this Agreement. Neither Party shall be bound by any oral or other agreement or understanding which is not expressly contained herein. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the Parties other than those expressly set forth in this Agreement. This Agreement may only be amended or modified by express written consent of the Parties.

16.2  Compliance with Applicable Laws

Each Party and its Affiliates shall, in the performance of all of their rights and obligations under this Agreement, and as may be assigned to them by the SoftScan Steering Committee hereunder (including in the use, storage, handling and disposal of any and all materials received from the other Party) comply with all applicable laws of the territory in which it carries on any activities under or in furtherance of this Agreement and with all orders, decrees, policies and directives issued by any applicable Regulatory Authorities. Nothing in this Agreement shall be construed as requiring either Party to perform its obligations hereunder, where such performance shall constitute an infringement, contravention, breach or interference with any Third Parties' rights (including intellectual property, statutory and common law rights), any order of a court or tribunal of competent jurisdiction or final judgement or decree or any order of a Regulatory Authority in any jurisdiction where such Party affected by such order, judgement or decree has taken all reasonable action to contest and appeal such order, judgement or decree, and such order, judgement or decree shall not have been vacated, discharged or stayed within the applicable appeal period. Should either Party be or become aware of any applicable laws which are inconsistent with the provisions of this Agreement, such Party shall promptly provide Notice to the other Party of such inconsistency. In such event, the other Party may, at its option, either waive the performance of such inconsistent provisions or negotiate with the Party giving Notice to make changes in such provisions to comply with applicable laws and regulations.

16.3  Assignment

This Agreement shall enure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties and the name of a Party appearing herein shall be deemed to include the names of its successors and assigns, provided always that nothing herein shall permit any assignment by either Party except as expressly provided herein. Neither Party shall Transfer this Agreement, any rights or obligations hereunder or any technology owned by the other Party either in whole or in part without the prior written consent of the other Party; provided that GE may make any such Transfer to its Affiliates without ART's consent.

16.4  Amendment and Waiver

No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by all of the Parties to this Agreement. Failure on either Party's part to exercise any rights or privileges granted to it or to insist upon full performance of all obligations or duties assumed by the other Party shall not be construed as waiving any such rights, privileges, obligations or duties or creating any custom contrary thereto. No waiver of any breach of any provision of this Agreement shall be effective or binding unless made in writing and signed by the Party purporting to give the same and, unless otherwise provided in the written waiver, shall be limited to the specific breach waived. Without limiting the foregoing, a course of conduct or of performance does not effect a waiver or modification of this Agreement unless ratified in writing.

16.5  No Partnership, Independent Contractors

Both Parties shall, at all times during the performance of this Agreement, remain as independent contractors, and nothing in this Agreement shall be construed or interpreted to make the Parties partners, joint venturers or agents of one another for any purpose whatsoever. Without limiting the foregoing, the Parties are and will at all times remain independent contractors and are not and shall not represent themselves to be the agent, joint venturer, partner or franchisee of the other Party or to be related to the other Party other than as independent contractors. Nothing in this Agreement will be deemed to constitute any Party the partner of the other Party, and it is not the intention of the Parties to create, nor will this Agreement be construed to create, a partnership. No representations will be made or acts taken by any Party which could establish any apparent relationship of agency, joint venture or partnership and the Parties shall not be bound in any manner whatsoever by any agreements, warranties or representations made by any of the other Parties to any other Person or with respect to any other action of any of the other Parties except as may be expressly provided for herein. No acts of assistance given by one Party to another Party shall be construed to alter this relationship. Without limiting the foregoing, neither Party shall represent itself to be the agent, joint venturer or partner of the other Party or to be related to the other Party other than as its independent contractor. Neither Party shall establish any bank account, make any purchase, apply for any loan or credit or incur or permit any obligation to be incurred in the name of or on the credit of the other Party without the other Party's prior consent. Neither Party is authorized, in the name of or on behalf of the other, to transact any business, incur any obligation, undertake any activities, or otherwise to bind the other in any manner whatsoever. No acts of assistance given by one Party to the other shall be construed to alter this relationship.

16.6  Invalidity

If any of the provisions contained in this Agreement are found by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions contained herein shall not be in any way affected or impaired thereby.

16.7  Force Majeure

No Party shall be responsible to any other Party for non-performance or delay in performance (other than any payment of money) occasioned by any causes beyond its reasonable control including, without limitation, fire, flood, accident, riot, acts or omissions of any other Party, acts of civil or military authority, strikes, lockouts, embargoes, insurrections, civil commotion, terrorism or Acts of God. If any such delay occurs, any applicable time period shall be automatically extended for a period equal to the time lost. Each Party must use its best efforts to avoid any such failure or delay and must resume performance under this Agreement as promptly as possible after any such failure or delay. If either Party becomes aware of any such factor that would cause a delay or failure in performance, it shall give Notice to the other Party of the existence of such factor and probable length of continuation thereof.

16.8  Severability

If in any jurisdiction, any provision of this agreement or its application to any Party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement and without affecting the validity or enforceability of such provision in any other jurisdiction or its application to other

Parties or circumstances. Any provision of this Agreement that provides for a limitation of liability, disclaimer of warranties or exclusion of damages, is intended by the Parties to be severable and independent of any other such provision and to be enforced as such. If any limited remedy provided herein is determined to have failed of its essential purpose, all limitations of liability and exclusions of damages set forth herein shall nonetheless remain in effect.

16.9  Dispute Resolution

If any Dispute cannot be resolved pursuant to Section 5.3, either Party within thirty (30) days after the end of such sixty (60) day period prescribed in
Section 5.3, may demand that the Dispute be submitted to binding arbitration by notifying the other Party, in writing (the "Arbitration"). The Arbitration shall be conducted in the City of Toronto, Ontario, Canada, before a single arbitrator. The arbitrator shall be appointed, and the Arbitration shall be conducted, under the terms and conditions of the Arbitrations Act (Ontario) in effect as of the Effective Date, provided that the arbitrator shall have no power to award punitive, exemplary or consequential damages to any Party to the Arbitration. The arbitrator's decision shall be final, conclusive and binding on the Parties to the Arbitration, and shall be the exclusive forum for any claims arising out of this Agreement or the subject matter hereof.

16.10 Notices

Any notice or other writing required or permitted to be given under this Agreement or for the purposes of this Agreement ("Notice") to any Party shall be in writing sufficiently given if: (i) delivered personally, (ii) transmitted by fax or other form of recorded communication tested prior to transmission, (iii) sent by registered or certified mail return receipt requested, postage prepaid, or (iv) sent by commercial overnight courier with written verification of receipt to such Party:

      To GE:

            Name:      General Counsel
            Address:   GE Medical Systems
                       3000 N. Grandview Blvd W-641
                       Waukesha, WI 53188

            [CONFIDENTIAL]

            With a copy to:

      [CONFIDENTIAL]

      To ART:

            Name:      General Counsel
            Address:   ART Advanced Research Technologies Inc.
                       2300 Alfred- Nobel Boulevard,
                       Saint-Laurent, Quebec,
                       Canada, H4S 2A4

            Telephone: 514-832-0777
            Fax:       514-832-0778

      With copies to:

            [CONFIDENTIAL]

All communications will be sent to the addresses set forth above or to such other address as may be designated by a Party by giving Notice to the other Party pursuant to this Section. Any Notice personally delivered to the Party to whom it is addressed as provided in this Section shall be deemed to have been given and received on the day it is so delivered at such address, provided that if such day is not a Business Day then the Notice shall be deemed to have been given and received on the Business Day next following such day. Any Notice transmitted by fax or other form of recorded communication shall be deemed given and received on the first Business Day after its transmission. Any Notice given by mail shall be deemed to be given and received three (3) calendar days after having been sent. Any Notice given by overnight courier shall be deemed to be given three (3) calendar days after deposit with carrier.

16.11 Counterparts

This Agreement may be executed in any number of counterparts and each such signed counterpart shall for all purposes be deemed to be an original.

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first written above.

                                 ART ADVANCED RESEARCH TECHNOLGIES INC.


                                 By:
                                    --------------------------------------------
                                    Name: Micheline Bouchard
                                    Title: President and Chief Executive Officer

                                 GENERAL ELECTRIC COMPANY


                                 By:
                                    --------------------------------------------
                                    Name: [CONFIDENTIAL]
                                    Title: [CONFIDENTIAL]

                                   SCHEDULE A

             ART SoftScan Intellectual Property Rights and Contracts

                                 [CONFIDENTIAL]